EXHIBIT 10.2

                            CONSENT OF LEGAL COUNSEL

                            (Included in Exhibit 11)














                                   EXHIBIT 11

                               OPINION RE LEGALITY






                                  June 25, 1999

Board of Directors
EMPS Corporation
136 E. South Temple
Salt Lake City, UT 84111

     Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-1 for EMPS Corporation

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-1 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to 50,000 shares minimum-200,000 shares maximum of Common Stock, $.001 par value (the "Common Stock"), to be offered and sold to the public at a price of $1.00 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassesable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.


                              Very truly yours,

                              POULTON & YORDAN

                              By: /s/ Cletha A. Walstrand

CAW/ln